UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INNOVAGE HOLDING CORP.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

INNOVAGE HOLDING CORP.

8950 E. Lowry Boulevard

Denver, Colorado 80230

SUPPLEMENT TO PROXY STATEMENT FILED FEBRUARY 17, 2022

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 17, 2022

This Supplement to Proxy Statement (this “Supplement”), dated March 11, 2022, is furnished to the shareholders of InnovAge Holding Corp. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on March 17, 2022, or at any adjournments or postponements thereof (the “Annual Meeting”). This Supplement supplements and amends the definitive Proxy Statement filed February 17, 2022 (the “2022 Proxy Statement”).

This Supplement is being filed in order to supplement our disclosure regarding the independence of the members of the Board of Directors. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the 2022 Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the 2022 Proxy Statement.

Supplemental Disclosure Regarding Independence of Directors

Due to clerical error, the 2022 Proxy Statement does not state that our Board has affirmatively determined that each of Governor Jeb Bush, Mr. Ted Kennedy, Ms. Marilyn Tavenner and Mr. Richard Zoretic meets the independence requirements of the applicable listing standards of Nasdaq. Therefore, the section entitled “Controlled Company; Independence Status” on page 9 of the 2022 Proxy Statement is hereby supplemented with the following disclosure:

“Our Board has affirmatively determined that Governor Bush, Mr. Kennedy, Ms. Tavenner and Mr. Zoretic meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence.”

In addition, due to clerical error, the 2022 Proxy Statement does not state that our Board has affirmatively determined that Governor Bush also meets the independence requirements of Rule 10A-3 under the Exchange Act, in addition to the other members of the Audit Committee (Ms. Tavenner and Mr. Zoretic). As a result, the Audit Committee is and has been composed of independent directors only since Governor Bush was appointed to the Audit Committee to replace director Sean Traynor in January 2022. Therefore, the first paragraph under the heading “Audit Committee” on page 10 of the 2022 Proxy Statement is amended and restated as follows:

“Our Audit Committee is composed of Governor Bush, Ms. Tavenner and Mr. Zoretic, with Mr. Zoretic serving as Chair of the committee. Our Board has determined that each of Governor Bush, Ms. Tavenner and Mr. Zoretic meet the independence requirements of Rule 10-A-3 under the Exchange Act and the applicable listing standards of Nasdaq. As a result, we comply with the audit committee requirements of Nasdaq which require that, within one year following our listing date, our Audit Committee be composed only of independent directors.”

Except as specifically supplemented and amended by the information contained in this Supplement, all information set forth in the 2022 Proxy Statement remains unchanged and should be considered in voting your shares of common stock.